EXHIBIT 5.1

May  14,  1998



Eldorado  Artesian  Springs,  Inc.
294  Artesian  Drive
Eldorado  Springs,  Inc.

Ladies  and  Gentlemen:

We have acted as counsel to Eldorado Artesian Springs, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 ("Registration Statement") covering registration under the Securities Act of 1933 of 875,000 shares of the Company's Common Stock, $.001 par value per share ("Shares"). Said Plan and instruments pursuant to which the Shares are offered are referred to collectively herein as the "Offering Documents." As such, we have examined the Registration Statement, the Company's Articles of Incorporation, as amended, its Bylaws and minutes of meetings of its Board of Directors.

Based upon the foregoing, we are of the opinion that, upon issuance of the Shares, in accordance with the terms of the respective Offering Documents, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus which is made a part of the Registration Statement.

Very  truly  yours,

CHRISMAN,  BYNUM  &  JOHNSON,  P.C.



Laurie  P.  Glasscock,  Esq.